UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CVS CORPORATION

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[LOGO TO APPEAR HERE]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 23, 2003

11:00 A.M.

CVS Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

To our stockholders:

We are pleased to invite you to attend our 2003 annual meeting of stockholders to:

■	Elect 9 directors;
■	Ratify the appointment of KPMG LLP as independent auditors for 2003; and
■	Conduct other business properly brought before the meeting.

Stockholders of record at the close of business on February 26, 2003 may vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record now have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please check your proxy card or other voting instructions to see which of these options are available to you. Even if attending the meeting in person, we encourage you to vote in advance by mail, phone or Internet.

By Order of the Board of Directors,

Thomas M. Ryan

Chairman of the Board, President and Chief Executive Officer

PROXY STATEMENT TABLE OF CONTENTS

i

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of CVS Corporation is soliciting your proxy to vote at our 2003 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about March 12, 2003 to all stockholders entitled to vote. The CVS 2002 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, time and place of meeting

Date: April 23, 2003

Time: 11:00 a.m.

Place: One CVS Drive

            Woonsocket, Rhode Island

Shares entitled to vote

Stockholders entitled to vote are those who owned CVS common stock or Series One ESOP convertible preference stock (referred to throughout this proxy statement as the “ESOP preference stock”) at the close of business on the record date, February 26, 2003. As of the record date, there were 393,563,666 shares of common stock and 4,672,170 shares of ESOP preference stock outstanding. All ESOP preference stock is held by the Bank of New York, as Trustee under the 401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies (the “Plan”). The Plan consists of both a 401(k) Plan (the “401(k)”) and an Employee Stock Ownership Plan (the “ESOP”).

Each share of CVS common stock that you own entitles you to one vote. Each share of ESOP preference stock is entitled to the number of votes equal to the number of shares of common stock into which the share of ESOP preference stock could be converted on the record date, rounded up to the next tenth of a share (currently 2.3 votes). The ESOP preference stock is entitled to vote on all matters submitted to a vote of holders of common stock, voting with the common stock as a single class. Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions.

Voting your proxy

Whether or not you plan to attend the annual meeting, we urge you to vote. You may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the meeting and change your vote, if desired.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

■	“FOR” the election of all 9 nominees for director (as described on page 4); and

■	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2003 (as described on page 21).

If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Revoking your proxy

You may revoke your proxy by:

■	sending in another signed proxy card with a later date;

■	providing subsequent telephone or Internet voting instructions;

■	notifying our Secretary in writing before the meeting that you have revoked your proxy; or

■	voting in person at the meeting.

Voting in person

If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 26, 2003, the record date for voting.

Appointing your own proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing a majority of the votes of the common stock and the ESOP preference stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote necessary to approve proposals

	Item	Vote Necessary*
Item 1:	Election of directors

Directors are elected by a plurality of the votes represented by the shares of common stock and ESOP preference stock present at the meeting in person or by proxy, voting as a single class.

This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Only the number of votes “for” and “against” affect the outcome. Withheld votes and abstentions have no effect on the vote.

Item 2	Ratification of appointment of independent auditors

Approval is by affirmative vote of a majority of the votes represented by the shares of common stock and the ESOP preference stock present at the meeting in person or by proxy, voting as a single class. Abstentions are counted and have the effect of a vote against.

*	Under current New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Items 1 and 2 even if it does not receive voting instructions from you.

ITEM 1:    ELECTION OF DIRECTORS

Our Board of Directors has nominated 9 directors for election at the annual meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified. Messrs. Eugene Applebaum and Ivan Seidenberg, current members of the Board of Directors, are not standing for re-election.

Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.

During 2002, there were seven meetings of the Board of Directors of CVS. Each director attended at least 75% of the meetings of the Board and of committees of which he or she was a member, except Messrs. Cornwell and Seidenberg, who attended five of the seven Board meetings.

The Board of Directors recommends the ELECTION of all nominees.

Biographies of our Board Nominees

W. Don Cornwell	Director since 1994	Age 55

Mr. Cornwell has been Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company, since February 1988. Mr. Cornwell is a director of Pfizer, Inc., Avon Products, Inc., The Telecommunications Development Fund and The Wallace Foundation.

Thomas P. Gerrity	Director since 1995	Age 61

Mr. Gerrity has been Professor of Management at The Wharton School of the University of Pennsylvania since 1990. From 1990 to June 1999, he also served as Dean of The Wharton School. Mr. Gerrity is a director of Fannie Mae, Sunoco, Inc., Knight-Ridder, Inc., and Internet Capital Group, Inc., and is a trustee of the Morgan Stanley Institutional Funds.

Stanley P. Goldstein	Director since 1984	Age 68

Mr. Goldstein is a retired founder of CVS. From January 1987 to April 1999, Mr. Goldstein was Chairman of the Board of the Company, and from January 1987 to May 1998, he was Chief Executive Officer of the Company. Mr. Goldstein is a director of Linens ‘n Things, Inc. and Footstar, Inc.

Marian L. Heard	Director since 1999	Age 62

Ms. Heard has been President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of United Ways of New England, each a social service agency, since February 1992. Ms. Heard is a director of Blue Cross & Blue Shield, FleetBoston Financial Corporation, Liberty Mutual Insurance Company, Emerson Investment Management, Inc. and The New England Aquarium, and is a trustee of the Dana-Farber Cancer Institute.

William H. Joyce	Director since 1994	Age 67

Mr. Joyce has been Chief Executive Officer and a member of the Board of Directors of Hercules, Incorporated, a global manufacturer of chemical specialties, since May 2001, and has been Chairman of the Board and CEO of Hercules since June 2001. From February 2001 to May 2001, Mr. Joyce was Vice Chairman of the Board of The Dow Chemical Company. From January 1996 to February 2001, he was Chairman of the Board and Chief Executive Officer of Union Carbide Corporation.

Terry R. Lautenbach	Director since 1991	Age 64

Mr. Lautenbach is retired. From 1988 to 1992, he served as Senior Vice President of IBM Corporation, a multinational advanced information technology company, where he was responsible for worldwide manufacturing and product development and North American marketing and services. Mr. Lautenbach is a director of Varian Associates, Inc. and Footstar, Inc.

Terrence Murray	Director since 1996	Age 63

Mr. Murray is retired. From May 1982 to December 2002, Mr. Murray was Chairman of FleetBoston Financial Corporation and its predecessors (“FleetBoston”), a financial services institution, and served as Chief Executive Officer of FleetBoston from May 1982 to December 2001. Mr. Murray is a director of A.T. Cross Company, Air Products and Chemicals, Inc., Allmerica Financial Corporation and ChoicePoint, Inc., and is a trustee of Brigham and Women’s Hospital and the Museum of Fine Arts, Boston.

Sheli Z. Rosenberg	Director since 1997	Age 61

Ms. Rosenberg has been Vice Chairman of Equity Group Investments, L.L.C., a privately held real estate investment firm, since January 2000. From 1994 to January 2000, Ms. Rosenberg served as President, Chief Executive Officer and a director of Equity Group Investments. Ms. Rosenberg is a director of Capital Trust, Inc., iDine Rewards Network, Inc., Manufactured Home Communities, Inc., Cendant Corporation and Ventas, Inc. and a trustee of Equity Residential Properties Trust and Equity Office Properties Trust.

Thomas M. Ryan	Director since 1996	Age 50

Mr. Ryan has been Chairman of CVS Corporation since April 1999, and Chief Executive Officer and President of CVS Corporation since May 1998. From October 1996 to May 1998, Mr. Ryan was Vice Chairman of the Board and Chief Operating Officer of CVS Corporation. From January 1994 to the present, Mr. Ryan has also served as Chief Executive Officer and President of CVS Pharmacy, Inc. Mr. Ryan is a director of FleetBoston Financial Corporation, Reebok International Ltd. and Yum! Brands, Inc.

Committees of the Board of CVS

Audit Committee

William H. Joyce, Chair

W. Don Cornwell

Thomas P. Gerrity

Marian L. Heard

The Audit Committee met seven times during 2002. Each member of the Committee is “independent” as defined in the current listing standards of the New York Stock Exchange, on which CVS’ common stock is listed. The Board has approved a written charter for the Committee, a copy of which was included in the Proxy Statement for our 2000 Annual Meeting. The Committee: (i) oversees the financial reporting process and internal control systems; (ii) oversees the internal and independent audit function; (iii) oversees that the annual consolidated financial statements and quarterly financial statements are prepared in accordance with generally accepted accounting principles; (iv) oversees and supervises special investigations; (v) recommends to the Board the appointment of independent auditors and annually evaluates the auditors’ independence; (vi) reviews compliance with the corporate code of conduct; (vii) approves our internal audit plan; and (viii) annually reviews and assesses the adequacy of its Charter, and may amend the Charter as appropriate with Board approval.

Nominating and Corporate Governance Committee

Sheli Z. Rosenberg, Chair

Eugene Applebaum

Marian L. Heard

William H. Joyce

Terry R. Lautenbach

Terrence Murray

The Nominating and Corporate Governance Committee met one time during 2002. Mr. Eugene Applebaum is not standing for re-election to the Board and is leaving the Committee effective at the time of the annual meeting. The Committee has responsibility for advising the Board as a whole on corporate governance matters, developing a policy on the size and composition of the Board, reviewing possible candidates for Board membership, performing Board evaluations and recommending a slate of nominees. While there are no formal procedures for stockholder recommendations, the Committee will consider nominees recommended by stockholders.

Management Planning and Development Committee

Terry R. Lautenbach, Chair

Sheli Z. Rosenberg

Ivan G. Seidenberg

The Management Planning and Development Committee met three times during 2002. Mr. Ivan Seidenberg is not standing for re-election to the Board and is leaving the Committee effective at the time of the annual meeting. The Committee: (i) reviews and approves the salary, incentive and other compensation of all officers of CVS and of each executive of CVS or its subsidiaries whose annual base salary is greater than $200,000; (ii) administers the 1997 Incentive Compensation Plan and any outstanding awards under any other stock option plans of the Company and its subsidiaries, subject to the terms of such plans; and (iii) administers any profit incentive plans for the benefit of CVS.

Director Compensation

Effective April 2003, CVS will provide the following compensation to our non-employee directors for their services as directors:

Annual fees

■	Each non-employee director will receive an annual retainer of $40,000 and attendance fees of $2,000 for each Board meeting attended, $1,000 for each telephonic Board meeting attended and $1,000 for each committee meeting attended.

■	Each non-employee director who chairs a committee of the Board will receive an additional retainer of $3,000, except the chair of the Audit Committee, who will receive $5,000.

Each non-employee director elected to receive CVS stock options in lieu of all meeting and chair retainer fees for the 2002-2003 year.

Director Stock Plan; Director Fees Payable in Stock

Under the 1996 Directors Stock Plan, non-employee directors receive an annual award of 1,500 shares of common stock for their service during the preceding year (pro rated for partial year service). Additionally, one half of the annual non-employee director retainer fee is paid in CVS common stock. Under the Plan directors may choose to receive all retainer and attendance fees in common stock. A director may also choose to defer receipt of such shares. Deferred shares are credited annually with dividend equivalents.

As of December 28, 2002, our directors had deferred receipt of shares of common stock as follows: Mr. Applebaum, 8,588 shares; Mr. Cornwell, 9,470 shares; Mr. Gerrity, 7,086 shares; Mr. Goldstein, 6,818 shares; Ms. Heard, 6,189 shares; Mr. Joyce, 15,204 shares; Mr. Lautenbach, 14,602 shares; Mr. Murray, 10,418 shares; Ms. Rosenberg, 4,775 shares; and Mr. Seidenberg, 14,761 shares.

Compensation Committee Interlocks and Insider Participation

Mr. Terrence Murray, former Chairman of FleetBoston Financial Corporation (retired as Chairman as of December 31, 2002), serves on CVS’ Board of Directors, but does not serve on CVS’ Management Planning and Development Committee. Mr. Thomas Ryan, Chairman, President and Chief Executive Officer of CVS, serves on the Board of Directors of FleetBoston and on FleetBoston’s Human Resources and Board Governance Committee (which oversees executive compensation).

Share Ownership of Directors and Certain Executive Officers

The following table shows the share ownership, as of January 31, 2003, of each director, each executive officer named in the Summary Compensation Table appearing on page 14 and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares.

	Ownership of Common Stock(1)

Name	Number		Percent

Eugene Applebaum	55,000	(1)(5)	*

Chris W. Bodine	181,914	(1)(2)(3)(4)	*

W. Don Cornwell	7,258	(1)(5)	*

Deborah G. Ellinger	3,700	(2)(4)	*

Thomas P. Gerrity	44,750	(1)(5)(6)	*

Stanley P. Goldstein	1,465,583	(1)(5)(7)	*

Marian L. Heard	5,724	(1)(5)	*

William H. Joyce	13,943	(1)(5)	*

Terry R. Lautenbach	37,535	(1)(5)	*

Larry J. Merlo	692,701	(1)(2)(3)(4)	*

Terrence Murray	18,811	(1)(5)(8)	*

David B. Rickard	197,746	(1)(2)(3)(4)	*

Sheli Z. Rosenberg	25,193	(1)(5)	*

Thomas M. Ryan	2,677,140	(1)(2)(3)(4)	*

Ivan G. Seidenberg	14,240	(1)(5)	*

All directors and executive officers as a group (19 persons)	5,971,099	(1)(2)(3)(4)(5) (6)(7)(8)	1.50%

*Less than 1%.

(1)	Includes the following shares of common stock not currently owned, but subject to options which were outstanding on January 31, 2002 and were exercisable within 60 days thereafter: Mr. Applebaum, 55,000; Mr. Bodine, 103,235; Mr. Cornwell, 5,000; Mr. Gerrity, 9,620; Mr. Goldstein, 1,113,672; Ms. Heard, 5,000; Mr. Joyce, 11,930; Mr. Lautenbach, 9,620; Mr. Merlo, 526,157; Mr. Murray, 5,000; Mr. Rickard, 104,862; Ms. Rosenberg, 5,000; Mr. Ryan, 2,146,817; Mr. Seidenberg, 14,240; and all directors and executive officers as a group, 4,527,854.
(2)	Includes the following shares of common stock granted under the Company’s 1997 Incentive Compensation Plan which remain subject to certain restrictions as to continued employment and transfer as provided in such plan: Mr. Ryan, 263,339; Mr. Rickard 78,050; Mr. Bodine, 69,734; Mr. Merlo, 87,715; Ms. Ellinger, 3,700; and all executive officers as a group, 582,356.
(3)	Includes the following shares of common stock which were receivable upon the lapse of restrictions on restricted stock or the exercise of options, but the actual receipt of which was deferred pursuant to the Company’s Deferred Stock Compensation Plan: Mr. Ryan, 205,750; Mr. Rickard, 3,033; Mr. Bodine, 7,953; Mr. Merlo, 63,333; and all directors and executive officers as a group, 311,444.
(4)	Does not include 4.68 million shares of ESOP preference stock held as of January 31, 2003 by the ESOP, which was established in 1989. As of December 31, 2002, the last date on which an allocation was made, shares had been allocated as follows: Mr. Ryan, 1,348; Mr. Rickard, 173; Mr. Bodine, 1,064, Mr. Merlo, 964; Ms. Ellinger, 9; and all executive officers as a group, 4,776.

(5)	Does not include the following shares of common stock constituting deferred non-employee director compensation: Mr. Applebaum, 8,588; Mr. Cornwell, 9,470; Mr. Gerrity, 7,086; Mr. Goldstein, 6,818; Ms. Heard, 6,189; Mr. Joyce, 15,204; Mr. Lautenbach, 14,602; Mr. Murray, 8,335; Ms. Rosenberg, 4,775; Mr. Seidenberg, 14,761; and all non-employee directors as a group, 95,858.
(6)	Includes 4,000 shares held by a family trust. Mr. Gerrity disclaims beneficial ownership of these shares.
(7)	Includes 40,000 shares held by Mr. Goldstein’s wife and 10,000 shares held by a limited partnership, the general partner of which is a corporation owned by Mr. Goldstein and his wife, and the limited partners of which are the Goldsteins’ adult sons. Mr. Goldstein disclaims beneficial ownership of these shares.
(8)	Includes 4,370 shares held by a charitable foundation and 740 shares held by a family-related limited liability company of which Mr. Murray holds a membership interest. Mr. Murray disclaims beneficial ownership of these shares.

Share Ownership of Principal Stockholders

We have been notified by the persons in the following table that they were the beneficial owners (as defined by the rules of the SEC) of more than five percent of our voting securities as of February 26, 2003. According to the most recent Schedule 13G filed by the owner with the SEC, these shares were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of shares beneficially owned	Percent of class owned (1)

Common stock	FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	58,936,311	14.98%
Common stock	Wellington Management Co., LLP(3) 75 State Street Boston, MA 02109	39,998,750	10.16%
Series One ESOP convertible preference stock	401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies c/o Bank of New York, as Trustee One Wall Street New York, NY 10286	4,672,170	100%

(1)	This calculation is based on all outstanding shares of common stock and ESOP preference stock as of February 26, 2003. FMR Corp., Wellington Management Co. LLP and the ESOP own shares representing approximately 14.58%, 9.89%, and 2.66%, respectively, of the total votes represented by CVS’ voting securities (i.e., the common stock and ESOP preference stock voting as a single class).
(2)	Information based on Schedule 13G filed January 10, 2003. FMR Corp., a parent holding company, and/or its subsidiaries, have sole voting power with respect to 4,203,655 of these shares and sole dispositive power over all of these shares.
(3)	Information based on Schedule 13G filed February 12, 2003. Wellington Management Co., LLP, in its capacity as an investment adviser, has shared voting power with respect to 20,288,773 of these shares and shared dispositive power over all of these shares.

Management Planning and Development Committee Report on Executive Compensation

The Management Planning and Development Committee of the Board of Directors (formerly known as the Compensation Committee, for purposes of this report, the “Committee”) is presently composed of three directors, none of whom is a current or former officer or employee of CVS or its subsidiaries. The Committee is responsible for the establishment, implementation, administration and interpretation of policies governing all aspects of executive officer compensation. The Committee has prepared the following report on the executive compensation program in which executive officers, including those named in the Summary Compensation Table on page 14 (the “named executive officers”), participate.

Compensation Policies

The Committee reviews the compensation of executive officers on an ongoing basis, developing and implementing plans to serve the following objectives:

■	Support, communicate and drive achievement of CVS’ business strategies and goals;

■	Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which CVS competes for business and talent;

■	Motivate high performance among executive officers in an entrepreneurial incentive-driven culture;

■	Closely align the interests of executive officers with stockholders’ interests; and

■	Reward results achieved short-term and, in the long-term, stockholder value creation.

The Committee intends that executive officer compensation be determined and administered on the basis of total compensation, rather than on separate free-standing components. The Committee has sought to create an integrated total compensation program structured to balance appropriately CVS’ short- and long-term business and financial strategic goals. A significant amount of total pay for executive officers is comprised of at-risk pay to align executive interests with stockholder interests and directly tie compensation value to performance.

In 2002, the Committee engaged a compensation consulting firm to assist it in the ongoing administration of an executive compensation program for the key CVS management group. The consulting firm analyzed market data and best practices for the key management group, including Mr. Ryan and the other named executive officers. Their salaries and other compensation awards were compared to a core peer group, as well as industry standards, in order to recommend compensation programs and policies that would reflect and enhance CVS’ high-growth strategy. This comparison included compensation levels reported for senior executives of 13 retail companies, of which 2 are drug chains, with sales ranging from approximately $11 billion to $50 billion. Five of the companies in this survey group are included in the S&P 500 Food & Drug Retail Group Index used in the Stock Performance Graph on page 17. The Committee also reviewed the Company’s stock price performance against a group of peer issuers selected on an industry basis (5 drug chains, including CVS, and 3 supermarket chains whose stores typically include pharmacy departments; 5 of these 8 chains are included in the S&P 500 Food & Drug Retail Group Index used in the Stock Performance Graph on page 17). The Committee determined that the Company’s stock price outperformed that of both the drug and supermarket peer groups taken as a whole. The 2002 compensation program for CVS’ named executive officers resulted from the Committee’s review of this and other relevant information.

For 2002, executive officer compensation consisted of base salaries, at risk cash incentives based on annual performance, long-term performance shares and stock options. Total compensation levels for 2002 generally were targeted at the 75th percentile of compensation paid by comparable companies in the survey group. In any one year or period of years, however, actual total compensation levels of executive officers may range well below or above a targeted level based on performance against annual and long-term business objectives and total return to stockholders.

Base Salaries

The Committee periodically reviews base salaries and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In 2002, as part of the overall review of the CVS compensation program, salaries of all executive officers were not increased. The Committee generally seeks, through these reviews, to place such salaries in the range between the 50th and 75th percentile of base salaries in the survey group. Mr. Ryan’s base salary remains at $1,000,000, which became effective April 2001.

Annual Incentive Awards

CVS maintains an annual incentive plan that rewards corporate employees based on performance relative to predetermined objectives established for the year. The annual incentive paid to each participant under this program for 100% performance relative to annual objectives is known as the “Normal Award.” In 2002 Normal Awards payable in cash (subject to elective deferral) were 140% of base salary for Mr. Ryan and up to 100% of base salary for the other named executive officers. The annual incentive plan provides for larger awards if performance exceeds predetermined objectives and smaller or no awards if performance falls below such objectives.

For 2002, the Committee determined Mr. Ryan’s annual incentive award would be based on pre-established objectives for CVS’ consolidated earnings before income taxes (“EBIT”). Based on the Committee’s conclusion that the objectives relating to CVS’ EBIT goal were met, Mr. Ryan’s annual incentive was payable at 120% of his Normal Award for 2002, which was equal to 168% of his base salary. In addition to his regular cash incentive determined based on the EBIT objective, the Committee also made an incremental cash award to Mr. Ryan of 7% of his base salary in recognition of his contribution to CVS’ profitability. Both of these 2002 amounts are reflected in the bonus column for Mr. Ryan in the Summary Compensation Table.

Annual incentive awards for 2002 payable to other named executive officers were based on the same EBIT objectives and, accordingly, were generally payable at a rate of 120% of the Normal Award for 2002. In addition, the Committee made incremental cash awards to certain of the named executive officers in recognition of their outstanding contributions to the profitability of CVS. These amounts are reflected in the bonus column for each of the named executive officers in the Summary Compensation Table.

Stock Options

The Committee believes strongly in the use of equity-based compensation to help reinforce executives’ focus on the importance of returns to stockholders. Therefore, the Committee has incorporated equity-based incentives into the executive compensation program in several ways. A key element of this program is annual stock option grants. In 2002, the Committee continued its general policy of making annual stock option grants to executives and key employees. Annual stock option grants in 2002 to Mr. Ryan and the other named executive officers are shown in the Summary Compensation Table on page 14 and the Option Grants table on page 15. In 2002, the Committee also granted options to over 1,200 key employees below the executive officer level. The Committee expects to continue to make annual option grants to executive officers and key employees. Additionally, pursuant to a stock option award program for store managers and pharmacists approved in 1999, in 2002 the Committee approved stock option awards for over 12,000 pharmacists and over 4,100 store managers. Subsequent awards to store managers and pharmacists may occur every year.

Regular annual stock option awards granted in 2002 to executive officers, key employees, store managers and pharmacists generally become exercisable 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date.

Long-Term Performance Share Plan

In 2002, CVS modified its Long-Term Performance Share Plan. This Plan, which is administered under the Company’s 1997 Incentive Compensation Plan, is intended to encourage executives to balance short-term goals, as reflected in the annual incentive plan, with long-term profit growth. The Plan now uses an internal measure of success – return on invested capital (“ROIC”).

The Plan consists of three-year performance cycles, with a new cycle commencing each year. At the beginning of each cycle, participants are awarded an opportunity to earn a target dollar value. At the end of each cycle, the actual dollar value awarded may be higher or lower than the target number, depending upon performance relative to annual ROIC targets. Final awards, if any, will be paid 50% in shares of CVS common stock and 50% in cash (based upon the value of the award earned at the end of the performance cycle). The first full performance cycle of the modified plan is from 2002 through 2004.

To provide competitive total compensation opportunities, a transitional plan was implemented, covering the calendar year 2002 and payable the first quarter of 2003. Based on ROIC growth relative to the goal established at the beginning of 2002, actual awards for this transitional plan, which were stated as a dollar value, were equal to 106.5% of target. Payments are made 50% in cash and 50% in CVS shares having a two-year restriction period. The cash portion of these transitional awards is reflected in the all other compensation column for each of the named executive officers in the Summary Compensation Table.

Partnership Equity Program

The Partnership Equity Program was implemented in 1997 for key management as a major element in CVS’ executive compensation program. The Program is designed to ensure that those executives with significant impact on the future success of CVS have a substantial “at risk” personal equity investment in CVS common stock. The Committee believes that the Program will strongly link the economic interests of key managers with each other and with CVS stockholders, provide future long-term compensation opportunities that are competitive in the external marketplace and that reflect internal responsibility levels, and assure key management stability, retention, motivation and long-term focus on corporate strategy.

Under the Program, certain key managers of CVS, including its executive officers, have been given the opportunity to invest in common stock based on their position, responsibilities and potential impact on the creation of long-term stockholder value. The purchase price of shares (set at fair market value at the purchase date) was payable from each participant’s personal funds, without loans or guarantees by CVS, including by application of certain payouts from other compensation programs. For each share purchased (up to approved individual dollar limits), the Committee made a matching grant of one deferred share; such deferred shares vest at the end of five years if the participant both retains the purchased share for that period and continues to be employed by CVS, subject to accelerated vesting in certain events. Furthermore, the Committee granted stock options at a rate of up to 15 shares subject to option for each share purchased under the Program. The options have an exercise price equal to fair market value on the date of grant and vest in equal installments at the end of years three, four and five following the grant date, again based on continued employment and retention of the purchased shares, subject to accelerated vesting in certain events.

In 2002, the Program continued for newly hired key employees or newly promoted senior executives. Prior year participants continue to have awards vest under the Program, but no additional personal contributions or awards were made.

The Committee does not consider stock holdings, prior option or restricted stock grants, or the appreciation on those holdings or grants when making option, restricted stock, Long-Term Performance Share Plan or Partnership Equity Program award determinations.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the four other most highly compensated executive officers at year end. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee’s policy is to generally preserve corporate tax deductions by qualifying compensation paid over $1 million to named executive officers as performance-based compensation. To this end, in 1997 the Board adopted and stockholders approved the 1997 Incentive Compensation Plan, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance-based compensation not subject to the limitation on deductibility. Maintaining tax deductibility is but one consideration among many – and is not the most important consideration – in the design of the compensation program for senior executives. The Committee may, from time to time, conclude that compensation arrangements are in the best interest of CVS and its stockholders despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

Terry R. Lautenbach, Chair

Sheli Z. Rosenberg

Ivan G. Seidenberg

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by CVS’ Chief Executive Officer and each of the four other most highly compensated executive officers of CVS during the 2002 fiscal year for services rendered to the Company in all capacities during the three fiscal years ended December 28, 2002.

				Long Term Compensation
		Annual Compensation		Awards
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Securities Underlying Options(#)(2)	All Other Compensa- tion ($)(3)

Thomas M. Ryan	2002	1,000,000	1,750,000	—	450,000	1,404,058
Chairman of the Board, President	2001	993,750	—	—	306,062	12,883
and Chief Executive Officer	2000	975,000	1,600,000	5,500,000	200,000	1,209,395

David B. Rickard	2002	595,000	750,000	—	75,000	226,934
Executive Vice President,	2001	595,000	—	—	73,826	17,562
Chief Financial Officer and Chief Administration Officer	2000	590,000	592,102	2,000,000	40,000	356,095

Chris W. Bodine (4)	2002	450,000	595,000	—	85,000	224,776
Executive Vice President –
Merchandising and Marketing

Larry J. Merlo	2002	495,000	510,000	—	75,000	224,498
Executive Vice President –	2001	495,000	—	—	69,822	11,173
Stores	2000	488,750	543,000	2,500,000	40,000	358,123

Deborah G. Ellinger (5)	2002	420,000	380,000	—	50,000	215,411
Executive Vice President – Strategy and Business Development	2001	35,000	80,000	100,000	95,050	—

(1)	Recipients of restricted stock grants typically forfeit such stock if they cease to be employees of CVS prior to vesting, subject to accelerated vesting in certain events. Based on the number of shares of restricted stock held at the end of a period, dividends are paid at the same rate as paid to all stockholders from the date of the award. All disclosed restricted stock awards currently outstanding are either (i) restricted stock that vests on the fifth anniversary of the date of grant based on continuing employment, or (ii) restricted stock awarded pursuant to the CVS Executive Retention Program that vests on the fourth anniversary of the date of grant based on continued employment. The following persons’ aggregate holdings of restricted stock had a fair market value as follows (based on a per share price of $24.25, the average of the high and low sale prices of the common stock as reported by the New York Stock Exchange on December 27, 2002 the last trading day of our fiscal year): Mr. Ryan, 263,339 restricted shares having a market value of $6,385,971; Mr. Rickard, 77,817 restricted shares having a market value of $1,887,626; Mr. Bodine, 69,734 restricted shares having a market value of $1,691,050; Mr. Merlo, 87,715 restricted shares having a market value of $2,127,089; and Ms. Ellinger, 3,700 restricted shares having a market value of $89,725.
(2)

Regular annual options granted in 2002, 2001 and 2000 become exercisable in three annual installments beginning on the second anniversary of the grant; options granted on January 2, 2002 in lieu of 2001 discretionary cash awards to Messrs. Ryan, Rickard and Merlo are shown for 2001 and become exercisable in three equal annual installments beginning on the first anniversary of the grant; options granted on 35,000 shares in January 2002 to Mr. Bodine in connection with his promotion become exercisable in three annual installments beginning on the second anniversary of the grant; new hire options granted in 2001 to Ms. Ellinger become exercisable in three annual installments beginning on the second anniversary of the grant; and partnership equity program options granted in 2001 to Ms. Ellinger become exercisable in three annual installments beginning on the third anniversary of the grant.

(3)	For 2002 this amount includes the following CVS contributions to the 401(k) and the ESOP: 401(k) cash match equal to $4,667 for Mr. Ryan, $4,756 for Mr. Rickard, $5,000 for Mr. Bodine, $4,675 for Mr. Merlo, and $500 for Ms. Ellinger; and an ESOP preference stock match equal to 81.156 shares valued at $4,667 for Mr. Ryan, 82.714 shares valued at $4,756 for Mr. Rickard, 86.952 shares valued at $5,000 for Mr. Bodine, 81.302 shares valued at $4,675 for Mr. Merlo, and 8.697 shares valued at $500 for Ms. Ellinger (based on an ESOP preference share price of $57.503 per share). Also includes imputed income in connection with life insurance programs of $10,225 for Mr. Ryan, $4,422 for Mr. Rickard, $1,776 for Mr. Bodine, $2,148 for Mr. Merlo and $1,411 for Ms. Ellinger. Also includes cash portion of the Long-Term Performance Share Plan 2002 transitional period values of $1,384,500 for Mr. Ryan and $213,000 for each of the other named executive officers.
(4)	Mr. Bodine was promoted in February 2002.
(5)	Ms. Ellinger joined CVS in November 2001.

Stock Options

Option Grants for Fiscal Year Ending December 28, 2002

The following table shows the stock options awarded to the named executive officers for fiscal 2002.

	Individual Grants
Name	No. of Securities Underlying Options Granted (#) (1) (2)	Percentage of Total Options Granted to Employees in Fiscal Year(1)(3)	Exercise Price ($)	Expiration Date	Present Value on Date of Grant(4) $

Thomas M. Ryan	450,000	5.94	29.925	1/2/2012	5,035,500
David B. Rickard	75,000	0.99	29.925	1/2/2012	839,250
Chris W. Bodine	85,000	1.12	29.925	1/2/2012	951,150
Larry J. Merlo	75,000	0.99	29.925	1/2/2012	839,250
Deborah G. Ellinger	50,000	0.66	29.925	1/2/2012	559,500

(1)	Does not include options granted on January 2, 2002 in lieu of discretionary cash awards for 2001, which were reported in last year’s option grant table.
(2)	Annual stock options become exercisable as follows: 50% on second anniversary of the date of grant; 25% on third and fourth anniversaries of the date of grant. Mr. Bodine’s grant includes 35,000 options granted in connection with his promotion.
(3)	Based on options to purchase 7,578,302 shares granted to all employees during 2002, excluding all options granted on January 2, 2002 in lieu of discretionary cash awards for 2001.
(4)	The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of factors in calculating an option’s hypothetical present value. Factors used to value options granted which expire on January 2, 2012 include the stock’s expected volatility rate of 35.59%, a projected dividend yield of 0.78% and a risk-free rate of return of 5.14%. All grants assume a projected time of exercise of 7 years and a projected risk of forfeiture rate for vesting period of 5% per annum. There is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

Aggregated Option Exercises in Fiscal Year Ending December 28, 2002 and Year-End Option Values

The following table shows, for the named executive officers, the stock options exercised during fiscal 2002 and the values of unexercised options as of fiscal year end.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1) Exercisable/Unexercisable

Thomas M. Ryan	0	0	1,650,410/1,158,782	4,441,264/0
David B. Rickard	0	0	61,920/252,666	0/0
Chris W. Bodine	0	0	50,134/177,689	10,875/0
Larry J. Merlo	0	0	423,227/226,145	1,262,711/0
Deborah G. Ellinger	0	0	0/145,050	0/0

(1)	The value of unexercised in-the-money options at fiscal year-end assumes a fair market value of the common stock of $24.25, the average of the high and low sale prices of the common stock as reported by the New York Stock Exchange on December 27, 2002, the last trading day of our fiscal year. The actual amount, if any, realized upon exercise will depend upon the market price of the common stock at the time of exercise. There is no assurance that the value of unexercised in-the-money stock options will be as shown above.

Long-Term Incentive Plan

The following table shows, for each named executive officer, potential future payouts for the 2002-2004 performance period under the Company’s Long-Term Performance Share Plan. Actual payouts are based on the Company’s return on invested capital growth during the period, and may range from no award to the maximum amount shown in the table.

	Performance or Other Period	Potential Future Payout (1)
Name		Threshold	Target	Maximum

Thomas M. Ryan	2002—2004	$1,650,000	$3,300,000	$4,950,000
David B. Rickard	2002—2004	300,000	600,000	900,000
Chris W. Bodine	2002—2004	300,000	600,000	900,000
Larry J. Merlo	2002—2004	300,000	600,000	900,000
Deborah G. Ellinger	2002—2004	300,000	600,000	900,000

(1)	The potential future payout represents the total award value in dollars; actual payment, if any, will be awarded half in stock and half in cash. The number of shares to be awarded will be determined using the Fair Market Value at the time of payment.

Stock Performance Graph

Comparison of Five Year Cumulative Total Stockholders’ Return Among CVS, S&P 500 Index, S&P Retail Stores Composite Index and S&P 500 Food & Drug Retail Group Index

The following graph shows changes over the past five-year period in the value of $100 invested in: (1) our common stock; (2) Standard & Poor’s (“S&P”) 500 Index; (3) the S&P Retail Store Composite Index (which includes 35 retail companies); and (4) the S&P 500 Food & Drug Retail Group Index (which includes 8 retail companies).

CVS Corporation

Comparison of Cumulative Total Return to Stockholders

December 31, 1997 through December 28, 2002

[CHART APPEARS HERE]

	Year End
	1997	1998	1999	2000	2001	2002	Compound Annual Return Rate

CVS Corporation	$100	$173	$126	$190	$94	$80	-4.3%
S&P 500 (1)	100	129	156	141	125	97	-0.6%
S&P Retail Stores Composite (1) (2)	100	166	211	178	194	n/a	18.0%
S&P 500 Food & Drug Retail Group Index (1) (2)	100	156	109	149	115	95	-1.1%

(1)	Index includes CVS.
(2)	On December 31, 2001, Standard & Poor’s adopted a new industry classification methodology for the purpose of calculating its U.S. industry indices. At that time, the Standard & Poor’s Retail Stores Composite Index was discontinued. The Company has therefore chosen the S&P 500 Food & Drug Retail Group Index as a new comparative index. It includes the following companies: Albertson’s, CVS, Kroger Co., Safeway Inc., Supervalue Inc., Sysco Corp., Walgreen Co. and Winn-Dixie Stores.

The year-end values of each investment shown in the preceding graph are based on share price appreciation plus dividends, with the dividends reinvested as of the last business day of the month during which such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath the graph.

Certain Executive Arrangements

Employment Agreements with Named Executive Officers

CVS has entered into employment agreements with each of the named executive officers. The employment agreements provide for an initial employment term of three years, automatically renewed for a one-year term at the end of the initial term and each one-year renewal term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then current term. The employment agreements generally provide for payment of an annual base salary, subject to review for increase at the discretion of the Management Planning and Development Committee. The employment agreements also generally provide for (i) continued payment of base salary, target cash bonuses and other benefits for 36 months in the case of Mr. Ryan, and for 24 months in the case of other named executive officers (or a lump sum equal to three times salary plus target bonuses in the case of a change in control) in the event the executive’s employment is terminated by CVS without “cause” or voluntarily by the executive due to a “constructive termination without cause”; (ii) non-competition for a period of 18 months subsequent to a voluntary termination of employment if CVS elects to continue paying 50% of the executive’s base salary during such period; (iii) other restrictive covenants including nondisclosure, non-solicitation of employees and availability for litigation support; (iv) participation in certain benefit plans and programs (including life insurance and medical benefits); (v) annual and long term incentive compensation opportunities; and (vi) deferred compensation arrangements. The employment agreements of the named executives also provide minimum guidelines for target annual incentive opportunity as a percent of their base salaries.

A “change in control” is defined to include a variety of events, including significant changes in the stock ownership of CVS or a significant subsidiary, changes in CVS’ board of directors, certain mergers and consolidations of CVS or a significant subsidiary and the sale or disposition of all or substantially all the consolidated assets of CVS. “Constructive termination without cause” is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Ryan (or, in the case of other named executive officers, following a change in control), material breach of the employment agreement by CVS, or, in the case of Mr. Ryan, failure to extend the term of the employment agreement to his 60th birthday. “Cause” is defined generally as a breach of the restrictive covenants, felony convictions, or willful gross neglect or gross misconduct resulting in material harm to CVS.

If payments under the employment agreements following a change in control are subject to the “golden parachute” excise tax, CVS will make a “gross-up” payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as if such excise tax had not applied. CVS will indemnify the executives to the fullest extent permitted by law, including advancing expenses, and will reimburse an executive for expenses incurred in seeking enforcement of the employment agreement if he prevails or, after a change in control, if the executive’s assertion of rights is in good faith and not frivolous.

The employment agreement with Mr. Ryan relates to his employment as an executive officer of CVS Corporation and CVS Pharmacy, Inc. and his agreement to serve as a director of CVS Corporation. The employment agreements with Messrs. Rickard, Bodine and Merlo and Ms. Ellinger relate to their employment as executive officers of CVS Corporation.

Supplemental Executive Retirement Plan

CVS maintains a Supplemental Executive Retirement Plan for Select Senior Management of the Company (the “Supplemental Retirement Plan”). The Supplemental Retirement Plan is designed to increase the retirement benefits of selected executive employees. In connection with the Company’s restructuring during 1996, the Supplemental Retirement Plan was amended to create a new benefit formula (the “New Benefit Formula”). Under the New Benefit Formula, executives selected for participation (including each of the named executive officers and certain other executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the Supplemental Retirement Plan) for each year of service (including credited years of service under the Supplemental Retirement Plan prior to amendment) up to 30 years, or a maximum benefit of 48% of final compensation, with no offset for any amounts provided by CVS’ qualified plans, social security or other retirement benefits. Except in the event of death or a change in control (as defined) or as provided in the employment agreements referred to above, no benefits are payable to an eligible executive until he or she terminates employment. After termination of employment, benefits will be payable (i) immediately, if the executive is age 55 or older at the time of termination, regardless of years of service, or (ii) upon reaching age 55, if the executive is younger than 55 at the time of termination and five or more years of Company service were completed prior to termination.

According to the above referenced formula, Mr. Ryan had accrued an annual benefit of $1,096,527 as of January 1, 2003, and the lump sum value of such benefit was $14,374,372 based on assumptions specified in the Supplemental Retirement Plan.

The following table shows the approximate amounts of annual retirement income that would be payable under the New Benefit Formula to executives covered by it based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement after attaining age 55 and meeting the service requirements.

	Estimated Amount of Retirement Benefits Based on Service
Compensation	5 Years	10 Years	15 Years	20 Years	30 Years

$ 600,000	$ 48,000	$ 96,000	$144,000	$192,000	$ 288,000
$ 800,000	$ 64,000	$128,000	$192,000	$256,000	$ 384,000
$1,000,000	$ 80,000	$160,000	$240,000	$320,000	$ 480,000
$1,300,000	$104,000	$208,000	$312,000	$416,000	$ 624,000
$1,600,000	$128,000	$256,000	$384,000	$512,000	$ 768,000
$1,900,000	$152,000	$304,000	$456,000	$608,000	$ 912,000
$2,200,000	$176,000	$352,000	$528,000	$704,000	$1,056,000

Final compensation for purposes of the New Benefit Formula is the average of the executive’s three highest years of annual salary and bonus out of the last ten years of service. For this purpose, salary and bonus are the amounts shown in the salary and bonus columns of the Summary Compensation Table. The estimated credited years of benefit service for Messrs. Ryan, Rickard, Bodine and Merlo, and Ms. Ellinger as of December 31, 2002 were 27, 3, 16, 24 and 1 year(s) respectively. Enhanced benefits are payable in a lump sum upon termination of employment following a change in control.

Benefits under the New Benefit Formula are generally payable in annual installments for the life of the executive, but joint and survivor forms of payment of equivalent actuarial value may be elected.

Transactions with Directors and Officers

In connection with the CVS/Arbor merger, in March 1998 CVS entered into a five year consulting agreement with Mr. Eugene Applebaum, the former Chairman and Chief Executive Officer of Arbor and a present director of CVS. Mr. Applebaum is mot standing for re-election as a director at our annual meeting, and his consulting agreement terminates according to its terms on March 31, 2003. Under the consulting agreement, Mr. Applebaum has provided consulting services to CVS with respect to certain real estate matters and other mutually agreeable matters. For his services, Mr. Applebaum has received consulting fees of $450,000 per year, plus expenses. Mr. Applebaum has also received a payment of $25,000 upon the opening, relocation or acquisition of each store in Michigan or the Toledo metropolitan area during the term of the agreement. CVS has provided health insurance benefits to Mr. Applebaum and his spouse and will continue to provide such health insurance benefits until their deaths, but since March 31, 2000 Mr. Applebaum and his spouse have been and will be responsible for the costs of maintaining such coverage.

Messrs. Eugene and Lawrence Goldstein, the sons of Stanley Goldstein, a director of the Company, each own minority interests in entities that lease two drugstores to CVS. These interests are described more fully in the paragraph below.

CVS has entered into a single store lease with a limited liability company of which Messrs. Eugene and Lawrence Goldstein each own 30%. During 2002 CVS lease payments to this limited liability company amounted to approximately $179,550. CVS has also entered into a single-store lease with a company of which Messrs. Eugene and Lawrence Goldstein together own a 20% interest. During 2002 CVS lease payments to this company amounted to approximately $501,000. Both of the transactions described in this paragraph were approved in the ordinary course of business by the CVS real estate committee and were reviewed by our Audit Committee. Consequently, CVS believes that the terms of these transactions were determined in an arms-length manner.

Finally, in response to changes in the applicable rules, in November 2002 the Company and Stanley Goldstein restructured, at no incremental cost to the Company, an insurance arrangement originally established in December 1997, when Mr. Goldstein was an executive officer of the Company.

ITEM 2:    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

We have appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending January 3, 2004. We are submitting this selection to you for your approval. KPMG audited the Company’s financial statements for the fiscal year ended December 28, 2002. The following summarizes the fees paid to KPMG for services rendered during fiscal 2002.

Audit Fees

The aggregate fees billed for services rendered by KPMG for the audit of our financial statements for the 2002 fiscal year and the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q for the 2002 fiscal year were approximately $948,750.

Financial Information Systems Design and Implementation Fees

KPMG did not render any services to CVS for financial information systems design and implementation during the 2002 fiscal year.

All Other Fees

The aggregate fees billed for all other services rendered by KPMG to CVS during the 2002 fiscal year exclusive of those services described above were approximately $687,672. These services consisted of tax services, acquisition and other audits, audits of employee benefit plans and our charitable foundation, services related to SEC filings, risk advisory and insurance services, HIPAA compliance services and other audit services.

The Audit Committee of the Board of Directors has considered whether KPMG’s provision of services other than services rendered in connection with the audit of CVS’ annual financial statements is compatible with maintaining KPMG’s independence.

Representatives of KPMG will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of KPMG LLP, the Board of Directors will reconsider its appointment.

The Board of Directors recommends a vote FOR this proposal.

ITEM 3:    OTHER MATTERS

We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Audit	Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the “Committee”) is composed of four independent outside directors. The Committee has prepared the following report on its activities with respect to CVS’ audited financial statements for the fiscal year ended December 28, 2002 (the “audited financial statements”).

■	The Committee has reviewed and discussed the audited financial statements with management;

■	The Committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61;

■	The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from CVS; and

■	Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the audited financial statements be included in CVS’ Annual Report on Form 10-K for the fiscal year ended December 28, 2002, for filing with the U.S. Securities and Exchange Commission.

William H. Joyce, Chair

W. Don Cornwell

Thomas P. Gerrity

Marian L. Heard

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our executive officers and directors and any persons who own more than 10 percent of our common stock (“reporting persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange (“NYSE”). These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC and NYSE. Based on a review of the copies of such forms furnished to the Company and written representations from our reporting persons, CVS believes that all forms were filed in a timely manner during fiscal 2002.

Proxy Solicitation

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, telegraph or in person. We have hired Morrow & Co. Inc. for a customary fee, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Stockholder Proposals for our Annual Meeting in 2004

If you want to submit a proposal for possible inclusion in our proxy statement for the 2004 annual meeting of stockholders, you must ensure your proposal is received by us on or before November 14, 2003.

Thomas M. Ryan

Chairman of the Board, President and

Chief Executive Officer

March 12, 2003

CVS	Two New Ways to Vote VOTE BY INTERNET OR TELEPHONE 24 Hours a Day—7 Days a Week Save your Company Money—It’s Fast and Convenient

TELEPHONE

1-866-209-1687

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

OR

INTERNET

https://www. proxyvotenow.com/cvs

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.

OR

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. Make sure the pre-printed address shows through the envelope window. Please do not mail additional cards in the return envelope.

Your telephone or Internet vote authorizes the proxy holders named in the proxy to vote your shares in the manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card.

CONTROL NUMBER FOR

TELEPHONE OR INTERNET VOTING

DETACH PROXY CARD HERE

☐	(Please sign, date and return this proxy card in the enclosed envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR Items 1 and 2.

To vote in accordance with the Board’s recommendations, just sign below; no boxes need to be checked.

Item 1. Election of 9 Directors

FOR ALL ☐	WITHHOLD FOR ALL ☐	EXCEPTIONS ☐	Item 2. Proposal to ratify the appointment of KPMG LLP as CVS’ independent auditors for the year ending January 3, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees: W. Don Cornwell, Thomas P. Gerrity, Stanley P. Goldstein, Marian L. Heard, William H. Joyce, Terry R. Lautenbach, Terrence Murray, Sheli Z. Rosenberg, Thomas M. Ryan.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

				To change your address, please mark this box.		☐

Other matters. In their discretion, Mr. Ryan and Ms. Rosenberg, as proxies, and/or The Bank of New York, as trustee or administrator, are authorized to vote in accordance with their judgment upon such other business as may properly come before the Meeting.

THIS PROXY (OR VOTING INSTRUCTIONS, IN THE CASE OF PLAN SHARES) WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). This Proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy card using the enclosed prepaid envelope. This Proxy must be returned for your shares to be voted at the Meeting in accordance with your instructions if you do not plan to attend the Meeting and vote in person. Please indicate any change in address.

SCAN LINE

Please sign exactly as the name appears on this proxy card. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title.

Date             Share Owner sign here             Co-Owner sign here

CVS CORPORATION

Annual Meeting of Stockholders of CVS Corporation, Wednesday, April 23, 2003 at 11:00 a.m. EST

CVS Headquarters, One CVS Drive, Woonsocket, Rhode Island

THIS PROXY IS BEING SOLICITED BY THE CVS BOARD OF DIRECTORS

The undersigned hereby appoints each of Thomas M. Ryan and Sheli Z. Rosenberg as the undersigned’s proxies, each with full power to act without the other and with full power of substitution, to vote, as indicated on all matters referred to on the reverse side of this card and described in the proxy statement, all shares of common stock of CVS which the undersigned would be entitled to vote if present at the Annual Meeting and at any adjournments or postponements thereof.

Additional Voting Instructions for Certain CVS Employees: To the extent the undersigned is a participant in the CVS Corporation and Subsidiaries Employee Stock Ownership Plan (the “ESOP”) and/or the CVS Corporation and Subsidiaries 401(k) Profit Sharing Plan, (the “Profit Sharing Plan”), the undersigned hereby instructs The Bank of New York: (i) as trustee under the ESOP, to vote, as indicated on the reverse side, all shares of Series One Convertible ESOP Preference Stock of CVS held in the ESOP, and (ii) as administrator of the Profit Sharing Plan, to vote, as indicated on the reverse side, all shares of CVS common stock held in the Profit Sharing Plan, in each case as to which the undersigned would be entitled to give voting instructions if present at the Meeting.

The undersigned hereby ratifies and confirms all that each of the proxies and/or The Bank of New York may lawfully do in the premises, and hereby revokes all proxies (or voting instructions in the case of Plan shares) previously given by the undersigned to vote at the Meeting and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of and the proxy statement for the Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 DESCRIBED

ON THE REVERSE SIDE OF THIS CARD.

TO VOTE IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. IF THIS PROXY (OR VOTING INSTRUCTIONS, IN THE CASE OF PLAN SHARES) IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

(CONTINUED, AND TO BE MARKED, DATED, AND SIGNED ON THE REVERSE SIDE)

CVS CORPORATION

P.O. BOX 11017

NEW YORK, N.Y. 10203-0017